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                                                                    EXHIBIT 10.9

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THE ITEMS MARKED BY TWO ASTERISKS ** HAVE BEEN OMITTED FROM THIS FILING AND
HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                             AGREEMENT NO. TA-3727

                       ASIS DEVELOPMENT/PURCHASE CONTRACT

THIS AGREEMENT ("Agreement") is made this 1st day of September 1998, by and between SensoNor asa, a Norwegian corporation, ("Supplier") and TRW Inc. ("TRW") an Ohio, USA corporation acting on behalf of its Automotive Electronics Group, North America, 24175 Research Dr., Farmington Hills, MI 48335-2642 ("AEG") and SmarTire Systems Inc., a British Columbian corporation having a place of business at 13151 Vanier Place, Suite 150, Richmond, British Columbia, Canada V6V 2J1 ("SmarTire").

                                    OVERVIEW

Supplier is in the business of developing and manufacturing, among other things, application specific integrated sensors ("ASISs");

Supplier wants to develop an ASIS (AEG part number 152008, Specification Doc# 152008 Tire Pressure Sensor) for AEG and SmarTire and to sell such ASISs to AEG and SmarTire;

AEG and SmarTire want Supplier to develop an ASIS for AEG and SmarTire; and

If Supplier's ASIS is acceptable, AEG and SmarTire will buy the ASISs from Supplier upon the terms set forth herein.

Therefore, in consideration of the mutual provisions of this Agreement, the Parties agree as follows:

1. DEFINITIONS: As used in this Agreement, the following terms will have the following meanings:

     (A) "Product" will mean the ASIS (AEG part number 152008) developed under this Agreement.

     (B) "Specifications" will mean the technical outline of the Product, including block diagrams, circuit schematics, die size, net list, test vectors, layout, simulation results, screening requirements, packaging information, and any other information required to manufacture the Product, and the performance and test requirements for the Product. The Specifications are designated by AEG as document number 152008 and part number


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          152008.

     (C) "Concept Verification Units" ("CVs") will mean quantities of the Product which have undergone functional testing and characterization as agreed by AEG, Smartire, and Supplier, and which will be used to verify the concept of the Product.

     (D) "Design Verification Units" ("DVs") will mean quantities of the Product made on qualified production equipment and processes which have undergone testing as agreed to by AEG, SmarTire and Supplier and which will be used to verify the aftermarket design and manufacturability of the Product.

     (E) "Production Verification Units" ("PVs") will mean quantities of the Product made on the qualified production equipment and processes and which have undergone testing as defined in the Specification.

     (F) "Schedule" will mean the development schedule set out in Attachment A and corresponding payment milestones set out in Section 4(a).

     (G) "Product Database" will mean the database[s] which contains any information pertaining to a Product in the possession of Supplier on any media (including but not limited to documents, magnetic tape, film, and other media) to create, process, verify, and test the Product. The Product Database will include the Specifications and all physical data in a database format necessary to manufacture the Product, bonding diagrams, pin outs, electrical specifications, and part marking specifications.

     (H) "Tape Out" means the date on which the design of all components of the Product is complete, has been digitized in an electronic format and is otherwise ready for the commencement of the preparation of masks for the particular components of the Product.

2.   SPECIFICATIONS

     (A) AEG Obligations: AEG has submitted to Supplier a written description representing the initial version of the Specifications, a copy of which is attached hereto as Attachment E.

     (B) Supplier Obligations: Supplier will use the initial version of the Specifications supplied by AEG and modify the Specifications as necessary and submit them to AEG for approval.

     (C)  Production: The AEG part number and the associated Specifications,




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          when approved by AEG, will be referenced on the purchase orders
          ("POs") issued by AEG and SmarTire for production quantities of the Product. Supplier acknowledges that AEG and SmarTire will incorporate the Products into tire monitoring systems for motor vehicles and, therefore, the Products require the highest level of quality and conformance to Specifications and other requirements.

3.   SUPPLIER/AEG DEVELOPMENT RESPONSIBILITIES

     (A) Supplier: Time is of the essence in Supplier's performance of it's obligations under this Agreement. Supplier will, in accordance with the Schedule (Attachment A):

          (1) Supply design tools for completion of design. Fully describe the design tools and tool flow. Provide technical support during development.

          (2) Supply application and technical support to evaluate design during development. Design any cells which are not available or which cannot be constructed from existing cells and perform layout.

          (3) Generate test programs for functional test. Describe test methods, tools, and fixtures.

          (4) Conduct regular design reviews during the development process according to the Schedule (the location of these design reviews will be as agreed between AEG, SmarTire, and Supplier). These reviews will be held to ensure problems are resolved and review action item status and schedule conformance.

          (5) Submit to AEG and SmarTire a final release package containing (i) layout, (ii) circuit specifications, (iii) schematic diagram,
               (iv) results of simulations, and (v) packaging information.

          (6) Produce 450 plastic packaged CVs to be used for concept verification, 1000 DVs to be used for aftermarket production validation, and 1500 PVs to be used for OEM production validation. CVs, DVs, and PVs will be fully functional as per the Specification, and will be assembled in the package defined in the Specifications. If the CVs, DVs or PVs do not meet the Specifications, Supplier will rework the CVs, DVs, or PVs (as the case may be) at Suppliers expense. If AEG orders more than 450 CVs, 1000 DVs, and/or 1500 PVs, Supplier will deliver such additional CVs, DVs, and/or PVs within four (4) weeks after receipt of order, subject to Suppliers limited production capabilities.


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            (7)   Perform mask fabrication, wafer fabrication, CV and DV
                  assembly and testing.

            (8) Supply test fixtures, equipment, and personnel for Product testing.

            (9) Complete production hardware/software as specified in the Specification.

      (B)   AEG: AEG will, in accordance with the Schedule (Attachment A):

            (1)   Support the design reviews.

            (2) Cooperate with SmarTire to submit to Supplier the initial version of the Specification, including the test requirements.

            (3) Submit to Supplier the TRW Supplier Development Manual (the "Supplier Development Manual"), which will govern the terms of the development of the Product.

      (C)   SmarTire: SmarTire will, in accordance with the Schedule
            (Attachment A):

            (1)   Support the design reviews.

            (2) Cooperate with AEG to submit to Supplier the initial version of the Specification, including the test requirements.

      (D) Project Organization: The business and technical contacts of the three parties are specified in Attachment B.

4.    DEVELOPMENT PRICING

      Development Price: AEG and SmarTire will pay to Supplier the following amounts (collectively, the "Development Price") for all development work performed by Supplier under the Agreement:

                        AEG           **
                        SmarTire      **

            The Development Price includes all charges for Product to be delivered by Supplier under the provisions of Section 3. Supplier will invoice AEG and SmarTire for milestone payments according to the following schedule:




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
          DEVELOPMENT MILESTONES                                 PAYMENT
          ----------------------                                 -------
          Signing of the Agreement                                [**]
          After Tape Out of the Product                           [**]
          After completion of DVs that meet the Specification     [**]
          Delivery of PVs that meet Specifications                [**]

     (B) Price of Additional Samples: Supplier will supply the first 450 CVs to AEG and SmarTire without charge. If AEG and SmarTire require more than 450 CVs, AEG and SmarTire will pay $[**] U.S. for each additional CV. AEG and SmarTire will pay Supplier $[**] for each DV and PV purchased hereunder.

5.   PURCHASE ORDERS

     (A) Requirements: Competitiveness: If the Product developed hereunder performs to the satisfaction of AEG and SmarTire, then AEG and SmarTire will purchase its requirements for the Product from Supplier, subject to Supplier being and remaining competitive in terms of price, quality, delivery, service, technology, and terms of sale. However, this obligation is not, and will not be construed as, (a) a representation that AEG or SmarTire will have any particular requirements for the Product, or (b) a proscription against AEG or SmarTire purchasing from another company next generation pressure sensors (with or without on-board ASICs or microcomputers) or pressure sensors for other applications. If Supplier is competitive in supplying the Product, then TRW and SmarTire will give Supplier an opportunity to competitively quote on the next generation of pressure sensors.

     (B) Purchase Orders: If AEG has requirements for the Product, AEG will issue POs and/or shipping releases to Supplier from time to time to satisfy such requirements. Such purchases will be subject to the TRW Terms and Conditions of Purchase set forth in the TRW Automotive North America Supplier Information Package, October 1998, attached as
          Exhibit 1 ("the AEG Terms and Conditions"). In case of conflict between the terms of this Agreement and the AEG Terms and Conditions, the terms of this Agreement will prevail.

     (C) Authorizations: POs and releases issued pursuant to POs will reference this Agreement and will specify the AEG and/or SmarTire part number for the Product, the quantity ordered, the delivery due dates, the purchase price, the transportation requirements, and the invoice instructions. POs and releases will also include a 'shipping authorization', a 'fabrication


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     authorization', and a 'raw material procurement authorization'. 'Shopping authorizations' will authorize Supplier to ship specified quantities of Products for arrival at the location designated by Buyer on specified due dates. 'Fabrication authorizations' will authorize Supplier to manufacture specified quantities of Products. 'Raw material procurement authorizations' will authorize Supplier to procure the necessary raw materials for specified quantities of Goods. POs and releases will be Supplier's only authorization to manufacture and ship Products to AEG and SmarTire in production quantities.

     AEG normally will issue releases weekly, with each release including a four week fabrication authorization, an additional eight week raw material procurement authorization, and a six month rolling forecast of future orders.

     Forecast quantity estimates set forth on AEG's POs or releases are for planning purposes only and do not constitute a commitment by AEG to purchase such quantities.

(D) Acknowledgment: Supplier will acknowledge all POs and releases received from AEG and SmarTire. Failure of Supplier to acknowledge receipt of the PO or the releases will constitute acceptance by Supplier.

(E) Testing/Screening: Supplier will test all Products supplied pursuant to POs and releases as specified in the Specifications. Supplier will deliver Products which have been qualified to CDF-AEC-Q100 and any additional test requirements established by the Specifications.

(F) Purchases of Products by SmarTire: SmarTire will purchase Products from Supplier, and Supplier will sell Products to SmarTire, at prices and upon other terms and conditions that are the same as the terms and conditions of purchase and sale set forth in this Agreement with respect to AEG. Such purchases by AEG and SmarTire will be independent of one another, however, and neither AEG or SmarTire will be responsible for the performance of the other hereunder. Further, a breach of this Agreement by one of AEG and SmarTire will not diminish or otherwise affect the responsibility of Supplier under this Agreement with respect to the other of AEG and SmarTire.

(g) Noncompetitiveness: If Supplier is noncompetitive, AEG and/or SmarTire, as the case may be, ("Purchaser") will provide written notice thereof to Supplier. Such notice will identify and describe the non-competitiveness giving rise to the notice.

     Within thirty (30) days after receipt of such notice, Suppler will give to




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          Purchaser, in writing, its proposed plan to correct the
          non-competitiveness. Such plan must allow Supplier to correct the non-competitiveness within sixty (60) days of approval of the plan by Purchaser.

          Purchaser will promptly approve or reject the proposed plan. If the proposed plan is approved by Purchaser, then Supplier will diligently implement the plan and cure the non-competitiveness according to the plan.

          The requirements obligation set forth in Section 5(A) will terminate as to Purchaser if Supplier fails to provide a corrective plan, or such plan is not reasonably acceptable to Purchaser, or Supplier fails to diligently implement such plan, or Supplier is unsuccessful in implementing the plan within the sixty day cure period.

6.   PRODUCTION-PRICING

     (A) Purchase Price: The Purchase Price of Products will be determined in accordance with Attachment C.

     (B) Rollback: Supplier will use its best efforts to offer 5% price reductions to AEG and SmarTire for each calendar year after the last calendar year for which pricing is specified in Attachment C. Quarterly meetings will be held to develop recommendations on yield and process improvements.

     (C) Inclusions: The Purchase Price will include all costs for packaging and packing.

     (D) Exclusions: AEG will be responsible for all sales and use taxes imposed on the sale of Products to AEG. SmarTire will be responsible for all sales and use taxes imposed on the sale of the Product to SmarTire.

     (E)  Delivery Terms: Delivery terms shall be Ex Works (Incoterms 1990).

7.   LIFETIME PURCHASE

     Supplier will (i) notify AEG and SmarTire at least two (2) years prior to discontinuing the manufacture of such Product and (ii) make available a "lifetime" purchase of such Product.

8.   PAYMENT TERMS

     (A) Non Production Orders: Payment terms are net thirty (30) days from receipt of a correct invoice.


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     (B)  Production Orders: Payment terms are net thirty (30) days from receipt of a correct invoice. Each shipment will be considered a separate transaction. The details on payment terms and methodology are contained in the TRW Automotive North America Supplier Information Package, October 1998, attached as Exhibit 1.

9.   PRODUCT DATABASE

     (A) Maintenance: Supplier will, at no charge to AEG or SmarTire, maintain the Product Database for a period of not less than one (1) year following Supplier's last scheduled shipment of such Product.

     (B) Limitations: Supplier will not use, for any purpose other than producing Products for AEG and SmarTire, any Product Database information not owned by Supplier unless previously authorized in
          Section 10(c) or in writing by AEG.

10.  TECHNOLOGY RIGHTS

     (A) Ownership, Generally: As between AEG and SmarTire and Supplier, each party will own all know-how, copyrights, inventions (patentable or unpatentable) and other intellectual property created or developed by the party, or which the party introduces to the Product from another source. The parties agree that, under this general rule, certain technology is owned by certain parties as set out in Attachment D. As used in this Section 10(A), the term "own" means that the party owning certain technology will have the right to seek and enforce such intellectual property rights for the owned technology
          (including, but not limited to, patents) as are available at law outside of this Agreement. This Section 10(A) does not impose any obligation on any party with respect to information or technology falling into one or more of the exceptions set forth in Section 21(C).

     (B) Ownership, Masks: Section 10(A) notwithstanding, AEG and SmarTire will jointly own the masks of any application specific integrated circuit ("ASIC") to be used in the Product developed hereunder. Supplier will not use such masks to produce products for any other customer, and will deliver to AEG at no additional cost to AEG, a complete set of the most current masks, in such electronic and/or physical form as AEG may specify, under the conditions specified in
          Section 13.

     (C) Standard Cell Designs: Supplier will own the designs of standard cells contained within the Products that do not utilize (1) the designs (above the cell level) of the Products or masks of the Products or (2) any AEG or



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                                                                  --------------

          SmarTire Proprietary Information. Supplier may continue to incorporate these standard cells in integrated circuits for other customers.

     (D) Use of AEG/SmarTire Features: As long as AEG is purchasing its requirements for Products from Supplier hereunder, Supplier will not incorporate in any products sold to other customers any of the features outlined in part (B) of Attachment D. Further, Supplier will at no time incorporate in any products sold to other customers (i) any AEG or SmarTire Proprietary information, or (ii) any feature patented, copyrighted, or otherwise protected by law by either AEG or SmarTire.

11.  CHANGES
     -------

     (A) Specifications: AEG and SmarTire reserve the right to change the Specification from time to time. Supplier will promptly implement such changes. Supplier will make changes to the Specifications that result in minor changes to the design without charge, unless the cost to Supplier of making such change is not minor.

     (B) Consequences: If any change causes an increase or decrease in development costs, an increase or decrease in the time required for the performance of any part of the development, or a change in the die size necessitating a change in the Development Price or the Purchase Price, Supplier will promptly notify AEG and SmarTire in writing, but in any event within ten (10) business days of the date on which AEG first requests the change. In such event, an equitable adjustment will be made in the prices or delivery schedule or both, and this Agreement will be modified by a written agreement (in accordance with Section
          20) to reflect such mutually agreed upon equitable adjustment.

12.  TERM AND TERMINATION
     --------------------

     (A) Commencement: This Agreement will begin on the date set forth in the preamble of this Agreement (the "Effective Date").

     (B) Specifications: If Supplier and AEG cannot agree on the Specifications, either Party may terminate this Agreement as to all parties with ten (10) days' written notice and with no further liability or obligations, except the obligations concerning confidentiality.

     (C) Termination for Breach: If either one of AEG or Supplier fails to perform its respective obligations under this Agreement, the other of AEG and Supplier will have the right to terminate this Agreement for cause. To exercise such right, the non-breaching party will give notice of termination (setting forth specific deficiencies in writing signed by a duly authorized

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            representative. Termination will become effective if the breaching party fails to correct the deficiencies within a mutually agreed upon time, not to exceed thirty (30) days from receipt of notice of termination. If AEG terminates this Agreement for cause, AEG and SmarTire will have no further payment liability to Supplier, except for payment obligations relating to conforming Product delivered and milestones completed prior to the effective date of termination and non-disclosure obligations then accrued through the date of termination. The obligations of the parties under Sections 10, 13, 16, 18 and 21 shall survive the termination, cancellation or expiration of this Agreement.

      (D) Termination for Special Conditions: Either of AEG or Supplier has the right to terminate this Agreement if the other of AEG or Supplier (i) has a permanent disruption of its business due to bankruptcy, insolvency, or reorganization, (ii) is adjudged a bankrupt, or (iii) makes a general assignment for the benefit of its creditors.

      (E) Purchase Order Termination: If either AEG or SmarTire terminates a Purchase Order or a Release pursuant to the AEG Terms and Conditions, the terminating party's liability will be limited to
            (i) paying Supplier for finished Products ordered by the party pursuant to Shipping Authorizations and (ii) reimbursing Supplier for inventory procured or fabricated by Supplier in accordance with the party's Fabrication and Raw Material Authorizations. Supplier will promptly deliver any such finished Products or inventory to AEG or SmarTire, as the case may be.

      (F) Document Delivery: Upon the expiration or termination of this Agreement for any reason whatsoever, Supplier will immediately deliver to AEG and SmarTire at no additional charge:

            (1) All AEG and SmarTire documentation provided by AEG and SmarTire, respectively, to Supplier.
            (2)   All test results generated by Supplier.
            (3) The Product Database and all net lists and test vectors generated by Supplier.

13.   MANUFACTURING RIGHTS

      Supplier recognizes that AEG and/or SmarTire must have a continuous supply of the Product after production begins. Thus, if Supplier thereafter becomes unable to continue to supply the Product to AEG and/or SmarTire as required hereunder and no alternative source of equivalent pressure sensors exists that is reasonably acceptable to AEG and/or SmarTire, as the case may be, then Supplier will give to AEG and SmarTire a license under any intellectual property rights Supplier may hold necessary to make the Product or have the Product


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      made for AEG and SmarTire by a third party. Such license will be exclusive, worldwide, and will have sufficient scope to permit AEG or such third party to manufacture, use, and sell the Product. Such license will also require Supplier to disclose to AEG all technical information necessary to manufacture the Product (such information will include, without limitation, the masks for the Product, functional design information, detailed electrical schematics, net lists, and test vectors) and will allow AEG to disclose information as necessary to make the Product or have the Product made by a third party. The license will be cost-free to AEG and SmarTire.

14.   NRE PRICE ASSURANCE

      Supplier warrants that software, models, and layout information will be representative of the Product process. If the test results do not match the simulation results and the failure requires one or more new masks and wafer runs, there will be no additional cost to AEG or SmarTire. For purposes of this Section 14, a test result match means a result that is equal to or better than the expected result as defined in the Supplier Development Manual.

15.   DEVELOPMENT PRODUCT WARRANTY

      Supplier warrants that the Products delivered during the development process will conform to the Specifications and will meet all applicable quality requirements of Supplier and AEG and SmarTire.

16.   INDEMNIFICATION

      Supplier will indemnify and hold harmless AEG and SmarTire, their respective officers, employees, agents, successors, assigns, customers, and users of its products from and against any and all losses, expenses, damages, claims, suits and liabilities (including recall, repair and replacement expenses and other incidental and consequential damages, court costs, and attorneys' fees) arising as a result of any claim that the manufacture, use, sale or resale of Product infringes any patent, utility model, industrial design, copyright, trade secret, or other intellectual property right in any country. Supplier will, when requested by AEG or SmarTire (the "requesting party"), defend any action or claim of such infringement at its own expense. If the sale and/or use of the Product is enjoined or, in the requesting party's sole judgment, is likely to be enjoined, Supplier will, at the requesting party's election and Supplier's sole expense, either (i) procure for the requesting party the right to continue using the Product, (ii) replace the Product with an equivalent noninfringing Product, or (iii) modify the Product so it becomes noninfringing. The foregoing notwithstanding, Supplier will not be liable to AEG or SmarTire for, and will not indemnify and hold harmless AEG and SmarTire against, any patent infringement arising from Product features or functions required by AEG or SmarTire.



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17.  TRADEMARK/TRADENAME

     No Party will use any trademark or tradename of any other Party, or except as may be required by law, refer directly or indirectly to this Agreement or to the services performed hereunder in connection with any Product, promotion, or publication, without the prior written consent of the other Party.

18.  APPLICABLE LAW; DISPUTE RESOLUTION

     This Agreement will be construed, and the legal relations between the parties will be determined, in accordance with the laws of the State of Ohio. Any claim, controversy or dispute arising from the execution of, or in connection with, this Agreement preferably shall be settled through negotiations between the parties. As such, the parties shall attempt in good faith to resolve such claim, controversy or dispute promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. If no settlement can be reached through negotiations within sixty (60) days of the submission of such a matter by one of the parties to the other party, then such dispute shall be submitted to the Arbitration Institute of the Stockholm Chamber of Commerce for arbitration in accordance with its rules of procedure. Any such arbitration proceeding shall be held in Stockholm, Sweden and conducted in the English language. The arbitration award shall be final and binding upon all parties and shall be enforceable in accordance with its terms. The cost of the arbitration, including a reasonable allowance for attorneys' fees, shall be borne by the losing Party or as otherwise specified in the ruling of the arbitration tribunal. The arbitration award shall be in writing and shall specify the factual and legal bases for the award. The arbitrator shall only have authority to award compensatory damages in accordance with the Agreement and shall not have authority to award punitive damages, other non-compensatory damages, or any other relief, and the parties hereby waive all rights for this type of relief with respect to claims resolved by arbitration.

19.  ASSIGNMENT

     No right or interest in this Agreement may be assigned and no duty under this Agreement may be delegated by any party without the prior written consent of the other parties. However, any party may assign its rights and delegate its duties under this Agreement, without such consent, to any successor in interest by amalgamation, merger, consolidation, or acquisition of substantially all the assets of such party relating to this Agreement.

20.  MODIFICATIONS


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     No modification of this Agreement will be binding upon any party unless such modification is in a writing that (a) specifically refers to the provision of this Agreement to be modified and (b) has been signed by authorized representatives of all parties.

21.  CONFIDENTIALITY AND USE OF INFORMATION

     (A)  AEG Information.

          (1) Definition. "AEG Proprietary Information" means the fact that this Agreement exits, the AEG and SmarTire technical information listed on Attachment D, and any other information, including models and prototypes, which (1) relate to products and components and subsystems thereof of TRW Inc. or its subsidiaries, and (2) are disclosed to Supplier by AEG or any employee, agent or independent contractor of TRW Inc. or its subsidiaries, or are developed by Supplier under this Agreement. In particular and without limiting the foregoing, the datasheet for any Product developed under this Agreement and any information on such datasheet will be AEG Proprietary Information.

          (2) Use and Obligation of Confidence. Supplier will, during the fulfillment of this Agreement and for a period of seven (7) years after its cancellation, termination or expiration: (1) use the AEG Proprietary Information only in developing and/or manufacturing Products and their components for sale by or to TRW Inc. or its subsidiaries; and (2) hold the AEG Proprietary Information in confidence and disclose such AEG Proprietary Information only to its own employees who will likewise hold the AEG Proprietary Information in confidence and use the AEG Proprietary Information only as provided in this Subsection 21(A)(2), unless otherwise agreed in writing by TRW.

     (B)  SmarTire Information.

          (1) Definition. "SmarTire Proprietary Information" means the fact that this Agreement exists, the AEG and SmarTire technical information listed on Attachment D, and any other information, including models and prototypes, which (1) relate to products and components and subsystems thereof of SmarTire, or its subsidiaries, and (2) are disclosed to Supplier by SmarTire or any employee, agent or independent contractor of SmarTire or its subsidiaries, or are developed by Supplier under this Agreement. In particular and without limiting the foregoing, the datasheet for any Product developed under this Agreement and any information




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
                                                                  Execution Copy

               on such datasheet will be SmarTire Proprietary Information.

          (2) Use and Obligation of Confidence. Supplier will, during the fulfillment of this Agreement and for a period of seven (7) years after its cancellation, termination or expiration: (1) use the SmarTire Proprietary Information only in developing and/or manufacturing Products and their components for sale by or to SmarTire or its subsidiaries; and (2) hold the SmarTire Proprietary Information in confidence and disclose such SmarTire Proprietary Information only to its own employees who will likewise hold the SmarTire Proprietary Information in confidence and use the SmarTire Proprietary Information only as provided in this Subsection 21(B)(2), unless otherwise agreed in writing by SmarTire.

     (C)  Supplier Information.

          (1) Definition. "Supplier Proprietary Information" means the Supplier technical information listed on Attachment D and other information which (1) relates to Supplier's manufacturing processes or business financial data or business plans, and (2) is disclosed to AEG or SmarTire by Supplier or any employee, agent or independent contractor retained by Supplier during the fulfillment of this Agreement. The datasheet for any Product developed under this Agreement and any information on such datasheet will be not be Supplier Proprietary Information.

          (2) Use and Obligation of Confidence. Each of AEG and SmarTire will, during the fulfillment of this Agreement and for a period of seven (7) years after its cancellation, termination or expiration: (1) use the Supplier Proprietary Information that it receives only in connection with activities that are permissible under this Agreement; and (2) hold the Supplier Proprietary Information that it receives in confidence and disclose such Supplier Proprietary Information only to its own employees who will likewise hold such Supplier Proprietary Information in confidence and use such Supplier Proprietary Information only as provided in Subsection 21(B)(2), unless otherwise agreed in writing by Supplier.

     (D) Exceptions. Notwithstanding Subsections (A) and (B), this Agreement will impose no obligation upon any party with respect to any information which: (i) is now or subsequently becomes publicly known or available by publication, commercial use or otherwise without breach of this Agreement; (ii) is known to the party at the time of receipt, (iii) is subsequently rightfully furnished to the party by a third person without a


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
                                                                  Execution Copy

          restriction on disclosure; (iv) is independently developed by employees of the party who have not had access to the Proprietary Information of the other party; or (v) is delivered to the party after the cancellation. termination or expiration of this Agreement, or (vi) is required by law to be disclosed.

     (E)  Override. In the event of any conflict between the provisions of this
          Section 21 and the provisions of any secrecy or confidentiality agreement between Supplier and either AEG or SmarTire, the provisions of this Section 21 will govern.

22.  INDEPENDENT CONTRACTOR

     The relationship between the parties will be that of independent contractors. No party will be or hold itself out as an employee or agent of the other, and no party will create or assume any obligation, express or implied, on behalf of the other.

23.  ENTIRE AGREEMENT

     This Agreement, together with the Attachments and Exhibits, each of which is incorporated fully and is made a part of this Agreement by this reference, (i) contains the entire agreement of the parties with respect to the subject matter hereof and (ii) supersedes all prior agreements or other arrangements between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives, effective as of the Effective Date.

TRW INC.                                     SMARTIRE SYSTEMS INC.
Automotive Electronics Group,
            North America

By: /s/  MARK DESMARAIS                      By: /s/ R.J. RUDMAN
   -----------------------                       ------------------------
    Mark Desmarais                               R.J. Rudman
    (Typed/Printed Name)                         (Typed/Printed Name)

Title: Director Planning & Business Dev.     Title: President & CEO

SENSONOR ASA

By: /s/ SVERRE HOENTUEDT
   ----------------------
    Sverre Hoentuedt
    President & CEO

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